Exhibit 99.1

CytRx Reports 2014 Third Quarter Financial Results

LOS ANGELES – November 4, 2014 -- CytRx Corporation (CYTR), a biopharmaceutical research and development company specializing in oncology, today reported financial results for the three months ended September 30, 2014, and also provided an overview of recent accomplishments by and upcoming milestones for its clinical development programs.

“We had a very active third quarter characterized by the initiation of three new clinical trials evaluating aldoxorubicin as both a single agent and in combination with existing therapies in several cancer settings,” said Steven A. Kriegsman, CytRx Chairman and CEO. “On the discovery and regulatory fronts, we successfully launched our new discovery laboratory in Freiburg, Germany and received several additional orphan designations from the FDA, allowing us to formally expand our global oncology franchise to include glioblastoma, small cell lung and ovarian cancers.  Our development team continues to raise awareness of the aldoxorubicin program to the oncology community through data presentations at prestigious oncology medical meetings and through publications in renowned peer reviewed medical journals.  We have several important clinical milestones that we are working toward in the coming months and quarters, including multiple data readouts, and we look forward to updating investors on our progress as these events unfold.”

Third Quarter 2014 and Recent Highlights

Preclinical Glioblastoma (GBM) Data Published in Neoplasia.  In October, a paper, titled "Therapeutic Efficacy of Aldoxorubicin in an Intracranial Xenograft Mouse Model of Human Glioblastoma," was published in the journal Neoplasia.  The paper discusses previously reported positive and impressive preclinical data which demonstrated that aldoxorubicin significantly increased survival almost 2½ fold compared to doxorubicin treatment in an in vivo xenograft tumor model employing growth of human GBM tumors in mouse brains.  These results led CytRx to initiate the Phase 2 clinical trial in patients with GBM discussed below. The full publication can be accessed online here.

Phase 1b/2 Aldoxorubicin Clinical Data in Soft Tissue Sarcoma (STS) Published in Cancer, the Journal of the American Cancer Society.  In October, a paper, titled "A Phase 1b/2 Study of Aldoxorubicin in Patients With Soft Tissue Sarcoma," discussing the results of CytRx’s completed Phase 1b/2 trial of aldoxorubicin was published online in Cancer, the prestigious, peer-reviewed journal of the American Cancer Society.  The findings in this clinical trial support CytRx’s current global phase 3 pivotal trial in patients with STS who have relapsed or have not responded to prior chemotherapy. The full publication can be accessed online here.

Aldoxorubicin Data Presented at 2014 CTOS Annual Meeting.  In October, aldoxorubicin data were highlighted at the 2014 Connective Tissue Oncology Society (CTOS) Annual Meeting in Berlin, Germany.  Sant P. Chawla, M.D., F.R.A.C.P., Director of the Sarcoma Oncology Center and principal investigator of the trial, gave a moderated paper presentation where he provided an update of CytRx’s Phase 2b global clinical trial of aldoxorubicin for the treatment of first-line STS.  As part of the presentation, Dr. Chawla reported that the trial had not yet reached the necessary number of survival events to report on overall survival (OS), a secondary endpoint of the trial, due to longer than expected survival of the study patients.  The study will continue to track survival events and final results may be reported by the end of 2014 if the expected number of events occurs.  In addition to the moderated paper presentation given by Dr. Chawla, CytRx was also selected for a poster presentation discussing the cardiac safety of aldoxorubicin and a publication-only paper discussing the pharmacokinetics of aldoxorubicin for the treatment of STS.

Appointed Steven A. Kreigsman as Chairman.  In October, the CytRx Board of Directors appointed Steven A. Kriegsman, President, Chief Executive Officer and a Director of the Company, as Chairman of the Board, replacing Max E. Link, Ph.D. who passed away unexpectedly in early October.

Launched Discovery Lab to Develop Albumin-Binding Anti-Cancer Drug Platform.  In October, CytRx commenced operations at its new discovery laboratory, located in Freiburg, Germany.  The new laboratory will conduct discovery and translational research to create drug candidates that utilize novel linker technologies that couple chemotherapeutic agents and proteins either inside the body or externally, using albumin to concentrate drug in tumors.  The discovery team, overseen by CytRx’s Executive Vice President and Chief Medical Officer Daniel Levitt, M.D., Ph.D, and led by Felix Kratz, Ph.D., Vice President of Drug Discovery and inventor of aldoxorubicin, and Andre Warnecke, Ph.D., Senior Director of Drug Discovery, is expanding CytRx's novel albumin-binding anti-cancer drug pipeline.  CytRx’s discovery laboratory is on target to yield its first clinical candidate in 2015.

Initiated Phase 1b Clinical Trial with Combination of Aldoxorubicin and Gemcitabine in Patients with Metastatic Solid Tumors.  In October, CytRx announced the initiation of enrollment in an open-label Phase 1b clinical trial designed to investigate the preliminary safety and activity of aldoxorubicin plus gemcitabine in subjects with metastatic solid tumors.  The clinical trial is expected to enroll up to 30 male and female patients between the ages of 15 and 80 with advanced, unresectable, metastatic solid tumors that have either relapsed or were refractory to treatment with at least one prior chemotherapy or immunotherapy regimen and for which no standard approved therapy exists.  This combination could be used to treat patients with advanced pancreatic and ovarian cancers. The Company expects to complete enrollment by the third quarter of 2015.

Initiated a Global Phase 2b Clinical Trial of Aldoxorubicin for the Treatment of Relapsed/Refractory Small Cell Lung Cancer.  In September, CytRx announced the initiation of a global Phase 2b clinical trial evaluating aldoxorubicin compared to topotecan in subjects with extensive-stage small cell lung cancer (SCLC) who have relapsed or were refractory to prior chemotherapy.  The open-label Phase 2b clinical trial is expected to enroll approximately 132 patients (1:1 randomization) with extensive-stage SCLC who have relapsed or were refractory to prior chemotherapy.  Patients will receive either aldoxorubicin or topotecan.  The primary endpoint is progression-free survival (PFS) and the secondary endpoints are OS, overall response rates (partial and complete) and the safety of aldoxorubicin compared to topotecan in this population.  Enrollment is expected to be completed in 2015 and PFS data are anticipated by mid-2016.

Received Multiple FDA Orphan Drug Designations for Aldoxorubicin for the Treatment of GBM, Small Cell Lung Cancer and Ovarian Cancer.  In September, CytRx announced that the U.S. Food and Drug Administration (FDA) granted multiple Orphan Drug Designations for the Company's lead drug candidate, aldoxorubicin, in three indications: glioblastoma multiforme (GBM), small cell lung cancer and ovarian cancer.

Aldoxorubicin Global Phase 3 STS and Global Phase 2b Small Cell Lung Cancer Trial Designs Highlighted at ESMO 2014 Congress.  In September, CytRx presented study designs and progress updates from two of its key clinical trials of aldoxorubicin, a pivotal global Phase 3 clinical trial in relapsed/refractory STS and a global Phase 2b clinical trial in small cell lung cancer, at the European Society for Medical Oncology (ESMO) 2014 Congress in Madrid, Spain.

Initiated Phase 1b Clinical Trial with Combination of Aldoxorubicin and Ifosfamide/Mesna as First-Line Treatment in Patients with Advanced Sarcomas.  In September, CytRx initiated an open-label Phase 1b clinical trial designed to investigate the preliminary safety and activity of aldoxorubicin plus ifosfamide/mesna as a first-line treatment in subjects with various sarcomas.  The trial is expected to enroll up to 30 male and female patients between the ages of 15 and 80 with locally advanced, unresectable, and/or metastatic STS, chondrosarcoma or certain osteosarcomas. The ifosfamide treatment regimen was devised in collaboration with the M.D. Anderson Cancer Center and the Sarcoma Oncology Center. The Company expects to complete enrollment by the third quarter of 2015.

Oral Presentation of CytRx’s Aldoxorubicin Phase 2b Clinical Trial in STS Highlighted in The Lancet Oncology.  In August, an oral presentation given by Dr. Chawla, titled “Randomized phase 2b trial comparing first-line treatment with aldoxorubicin versus doxorubicin in patients with advanced soft tissue sarcomas,” was featured in The Lancet Oncology in its July 2014 issue (Volume 15, Issue 8) in a review of the major presentations from the 2014 American Society of Clinical Oncology (ASCO) Annual Meeting.

Upcoming Milestones

•	Announce OS results from the ongoing global Phase 2b clinical trial of aldoxorubicin as a first-line treatment for STS by the end of 2014 if the expected number of events occur

•	Announce preliminary results from the ongoing Phase 2 clinical trial of aldoxorubicin in Kaposi’s Sarcoma in the second quarter of 2015

•
Expand the oncology pipeline by developing a drug candidate that utilizes novel linker technologies that couple chemotherapeutic agents and proteins either inside the body or externally, and then concentrate drug in tumors in the second half of 2015

•	Announce preliminary results from the ongoing Phase 2 clinical trial of aldoxorubicin in GBM in 2015

•
Complete enrollment in the ongoing pivotal global Phase 3 clinical trial of aldoxorubicin as a second-line treatment for STS by year-end 2015, with PFS data announced in mid-2016.  Subject to FDA approval, the Company projects market launch in 2017

•
Complete enrollment in the ongoing Phase 1b clinical trial with combination of aldoxorubicin and ifosfamide/mesna as first-line treatment for advanced sarcomas by the third quarter of 2015 and initiate a Phase 2 study with that combination

•
Complete enrollment in the ongoing Phase 1b clinical trial with combination of aldoxorubicin and gemcitabine in metastatic solid tumors by the third quarter of 2015 and initiate a Phase 2 study with that combination

•	Complete enrollment in the ongoing Phase 2b clinical trial of aldoxorubicin in relapsed/refractory small cell lung cancer in 2015, with PFS data expected by mid-2016

Third Quarter 2014 Financial Results

CytRx reported cash, cash equivalents and short-term investments of $90.0 million as of September 30, 2014.

Net loss for the three months ended September 30, 2014 was $5.6 million, or $0.10 per share, compared with a net loss of $10.0 million, or $0.33 per share, for the three months ended September 30, 2013.  The Company recorded a gain on warrant derivative liability of $7.3 million, as compared to a loss on warrant derivative liability of $4.0 million in the comparative 2013 period, for a difference of $11.3 million.  This was partially offset by an increase in our research and development expenditures of $6.6 million.

Research and development (R&D) expenses were $10.6 million for the third quarter of 2014, and included development expenses of $9.1 million for aldoxorubicin.  The remaining $1.5 million of R&D expenses were primarily related to research and development support costs.  R&D costs were $4.0 million for the third quarter of 2013.

General and administrative (G&A) expenses were $2.4 million for the third quarter of 2014, compared with $2.0 million for the third quarter of 2013.  G&A expenses for the third quarter of 2014 included non-cash stock-compensation expense of $0.4 million, compared to $0.2 million for the same period in 2013.

About Soft Tissue Sarcoma

STS is an umbrella term for more than 50 subtypes of cancer that occur in the muscles, fat, blood vessels, tendons and other connective tissues in the body.  Last year an estimated 38,000 new cases of soft tissue sarcoma were reported and more than 13,000 deaths were attributed to this cancer in the U.S. and Europe.  Patients with metastatic, locally advanced or unresectable soft tissue sarcomas have a poor prognosis with progression-free survival of approximately 2 months to 4.6 months and median overall survival of approximately 9 months to 12 months.  CytRx has been granted orphan drug designation by the FDA and EMEA for the treatment of patients with soft tissue sarcomas.

About Glioblastoma Multiforme (Brain Cancer)

Glioblastoma is the most common and most malignant brain tumor in adults and afflicts more than 12,000 new patients in the U.S. annually. Despite surgical resection, radiotherapy and chemotherapy, the median survival after diagnosis is approximately 12 to 14 months. Limited efficacy of chemotherapeutic agents has been attributed to several contributing factors including insufficient drug delivery to the tumor site through the blood-brain barrier.

About Kaposi’s Sarcoma

Kaposi sarcoma is a cancer that causes lesions (abnormal tissue) to grow in the skin; the mucous membranes lining the mouth, nose, and throat; lymph nodes; or other organs. The lesions are usually purple and are made of cancer cells, new blood vessels, red blood cells, and white blood cells. Kaposi sarcoma is different from other cancers in that lesions may begin in more than one place in the body at the same time. KS remains the most common HIV-associated tumor worldwide.

About SCLC

An estimated 1.6 million new cases of lung cancer are diagnosed worldwide each year.  In the Western world, approximately 13-15% of cases are SCLC, a deadly form of lung cancer associated with tobacco use.  The five year survival rate is less than 7%, in part because an estimated 70% of patients have extensive disease at diagnosis.  According to the National Cancer Institute, more than 30,000 new cases will be diagnosed in the USA in 2014.  The estimated 2014 SCLC incidences for Europe and Asia are over 58,000 and 136,000, respectively.

About Aldoxorubicin

The widely used chemotherapeutic agent doxorubicin is delivered systemically and is highly toxic, which limits its dose to a level below its maximum therapeutic benefit. Doxorubicin also is associated with many side effects, especially the potential for damage to heart muscle at cumulative doses greater than 450 mg/m2. Aldoxorubicin combines doxorubicin with a novel single-molecule linker that binds directly and specifically to circulating albumin, the most plentiful protein in the bloodstream. Protein-hungry tumors concentrate albumin, thus increasing the delivery of the linker molecule with the attached doxorubicin to tumor sites. In the acidic environment of the tumor, but not the neutral environment of healthy tissues, doxorubicin is released. This allows for greater doses (3 ½ to 4 times) of doxorubicin to be administered while reducing its toxic side effects. In studies thus far there has been no evidence of clinically significant effects of aldoxorubicin on heart muscle, even at cumulative doses of drug well in excess of 2,000 mg/m2.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company specializing in oncology.  CytRx currently is focused on the clinical development of aldoxorubicin (formerly known as INNO-206), its improved version of the widely used chemotherapeutic agent doxorubicin.  CytRx has initiated under a special protocol assessment a pivotal Phase 3 global trial with aldoxorubicin as a therapy for patients with soft tissue sarcomas whose tumors have progressed following treatment with chemotherapy, and recently announced that it has received approval from the FDA to continue dosing patients with aldoxorubicin until disease progression in that clinical trial.  CytRx is currently evaluating aldoxorubicin in a global Phase 2b clinical trial in small cell lung cancer, a Phase 2 clinical trial in HIV-related Kaposi's sarcoma, a Phase 2 clinical trial in patients with late-stage glioblastoma (brain cancer), a Phase 1b trial in combination with ifosfamide in patients with soft tissue sarcoma, and a Phase 1b trial in combination with gemcitabine in subjects with metastatic solid tumors.  CytRx has completed a global Phase 2b clinical trial with aldoxorubicin as a first-line therapy for soft tissue sarcomas, a Phase 1b/2 clinical trial primarily in the same indication, a Phase 1b clinical trial of aldoxorubicin in combination with doxorubicin in patients with advanced solid tumors and a Phase 1b pharmacokinetics clinical trial in patients with metastatic solid tumors.  CytRx plans to expand its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, based on novel linker technologies that can be utilized with multiple chemotherapeutic agents and may allow for greater concentration of drug at tumor sites.  For more information about CytRx Corporation, visit www.cytrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome, timing and results of CytRx's clinical trials, the timing or FDA approval of projected commercial sales of aldoxorubicin, the risk that any future human testing of aldoxorubicin might not produce results similar to those seen in past human or animal testing, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including the Phase 3 clinical development of aldoxorubicin, risks related to lawsuits that have been brought against the Company and its officers and/or directors for alleged violations of the securities laws, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations:
Argot Partners
Michelle Carroll
212.600.1902
michelle@argotpartners.com

Media:
Argot Partners
Eliza Schleifstein
973.361.1546
eliza@argotpartners.com

Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations
310-826-5648, x304
dhaen@cytrx.com

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CYTRX CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$39,412,296	$11,483,112
Short-term investments	50,621,593	27,084,980
Receivables	3,494,662	117,527
Interest receivable	75,543	8,464
Prepaid expenses and other current assets	2,076,164	2,329,742
Total current assets	95,680,258	41,023,825
Equipment and furnishings, net	824,491	175,452
Goodwill	183,780	183,780
Other assets	119,501	116,998
Total assets	$96,808,030	$41,500,055
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities: Accounts payable	$5,419,228	$3,853,531
Accrued expenses and other current liabilities	8,573,633	2,802,833
Warrant liability	4,621,974	24,182,324
Total current liabilities	18,614,835	30,838,688

Commitments and contingencies

Stockholders’ equity:
Preferred Stock, $0.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 250,000,000 shares authorized; 55,921,986 shares issued and outstanding at September 30, 2014; 42,116,964 shares issued and outstanding at December 31, 2013	55,924	42,118
Additional paid-in capital	373,782,442	289,426,100
Treasury stock, at cost (185,405 shares at September 30, 2014 and 143,796 shares at December 31, 2013)	(2,575,364)	(2,417,247)
Accumulated deficit	(293,069,807)	(276,389,604)
Total stockholders’ equity	78,193,195	10,661,367
Total liabilities and stockholders’ equity	$96,808,030	$41,500,055

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
License revenue	$—	$—	$—	$200,000

Expenses:
Research and development	10,637,963	4,013,572	28,054,935	11,828,575
General and administrative	2,412,848	1,987,512	8,453,048	5,775,767
	13,050,811	6,001,084	36,507,983	17,604,342

Loss before other income (loss)	(13,050,811)	(6,001,084)	(36,507,983)	(17,404,342)

Other income (loss):
Interest income	78,735	31,068	238,750	106,890
Other income, net	20,779	822	28,680	202,520
Gain (loss) on warrant derivative liability	7,326,049	(4,010,811)	19,560,350	(3,172,324)

Net loss	$(5,625,248)	$(9,980,005)	$(16,680,203)	$(20,267,256)

Basic and diluted net loss per share	$(0.10)	$(0.33)	$(0.31)	$(0.67)

Basic and diluted weighted-average shares outstanding	55,703,715	30,443,293	53,918,141	30,426,460